Exhibit 99

CENDANT CORPORATION UPDATES EARNINGS GUIDANCE

$0.03 Per Share Insurance Recovery to Benefit Fourth Quarter 2002
Reported EPS vs. Prior Expectation of Benefit in 2003

Company Reaffirms Fourth Quarter 2002 Adjusted EPS Projection
Of $0.29 and Full Year Adjusted EPS Projection of $1.26,
Excluding Insurance Recovery

Beginning with 2003 Results the Company Will Provide GAAP EPS
Results Exclusively; Pro-forma EPS Reporting to be Discontinued

2003 Reported EPS Projected to be $1.46, a 34% Increase over Projected
2002 Reported EPS from Continuing Operations of $1.09

Company Reaffirms Projection of Approximately
$2 Billion of Free Cash Flow in 2003

        New York, NY — December 17, 2002 — Cendant Corporation (NYSE:CD) today announced updated projections for the fourth quarter of 2002 and for 2003.

        As a result of the earlier-than-expected recognition of the previously disclosed recovery from the Company's directors and officers liability insurance policy relating to the settlement of shareholder derivative actions, $0.03 per share of earnings will be recognized in the fourth quarter of 2002 instead of in 2003.

        For the fourth quarter of 2002, the Company continues to forecast Adjusted EPS of $0.29. The $0.03 per share benefit to the fourth quarter as a result of the insurance recovery is in addition to this amount and this benefit and acquisition and investigation related items are not included in Adjusted EPS. For full year 2002, the Company continues to forecast Adjusted EPS of $1.26.

        The Company has revised its 2003 earnings per share forecast as follows:

FY 2003
Previous EPS Guidance:
Adjusted (pro-forma) EPS	$1.55—$1.60
Reconciling items:
Acquisition & integration costs	(0.04—0.06)
Litigation settlement costs	(0.02—0.03)
D&O insurance recovery	0.02—0.03

Reported EPS	$1.49—$1.56
D&O insurance recovery occurring in 2002 vs. 2003	(0.03)

Revised Reported EPS range for 2003	$1.46—$1.53

Current Reported EPS projection for 2003	$1.46

        Due to current trends in the travel industry, the Company now projects 2003 reported earnings per share of $1.46, equal to the low end of its previous guidance as adjusted for the acceleration of the directors and officers liability insurance recovery. Should the Company achieve $1.46 per share in 2003, it would represent a 34% over reported EPS from continuing operations in 2002. The Company continues to expect that it will generate approximately $2 billion in free cash flow in 2003.

        The Company also continues to estimate that 21%-23% of its EPS will occur in the first quarter, 26%-28% will occur in the second quarter, 29%-31% will occur in the third quarter and 20%-22% will occur in the fourth quarter. These estimates are unchanged from the Company's previous guidance.

        Beginning with 2003 results, the Company will discontinue the practice of pro-forma earnings per share reporting and, instead, exclusively report GAAP earnings per share results. The Company will continue to discuss unusual and extraordinary items in its regular disclosures.

        Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

        Adjusted EPS excludes items that are of a non-recurring or unusual nature, including securities litigation costs and acquisition and integration related costs consisting primarily of the non-cash amortization of the pendings and listings intangible asset from real estate brokerage acquisitions. Adjusted EPS is a non-GAAP measure and should be viewed in addition to, and not in lieu of, the Company's reported results.

        Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's Form 10-Q for the quarterly period ended September 30, 2002.

        Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the potential impact of war or terrorism, many of which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

Media Contact: Elliot Bloom 212-413-1832	Investor Contacts: Sam Levenson 212-413-1834

Henry A. Diamond 212-413-1920